Notice of Annual Meeting of Members

June 15, 2004

and

Management Information Proxy Circular

Aurizon Mines Ltd.
www.aurizon.com

AURIZON MINES LTD.

Suite 900, 510 Burrard Street
Vancouver, British Columbia  V6C 3A8

NOTICE OF ANNUAL GENERAL MEETING

NOTICE IS HEREBY GIVEN THAT an Annual General Meeting of the members of AURIZON MINES LTD. (the “Company”) will be held in the Boardroom of Computershare Trust Company of Canada, 3rd Floor, 510 Burrard Street, Vancouver, British Columbia, on Tuesday, June 15, 2004, at the hour of 2:00 p.m., Vancouver time, for the following purposes:

1.

To receive and consider the report of the directors to the members and the consolidated financial statements of the Company together with the auditors’ report thereon for the financial year ended December 31, 2003;

2.

to fix the number of directors at nine  (9);

3.

to elect directors for varying terms;

4.

to appoint the auditors for the ensuing year;

5.

to authorize the directors to fix the remuneration to be paid to the auditors;

6.

to consider and, if thought fit, to pass an Ordinary Resolution to approve the continuation of the Company’s Shareholder Rights Plan and its amendment and restatement, as set out in the Information Circular accompanying this notice;

7.

to consider and, if thought fit, to pass an Ordinary Resolution to ratify and approve the issuance by the Company of such number of securities as would result in the Company issuing or making issuable a number of Common Shares totaling up to 100% of the number of issued and outstanding Common Shares as at April 30, 2004, as more particularly described in and subject to the restrictions set out in the Information Circular accompanying this notice;

8.

to consider and, if thought fit, to pass an ordinary resolution approving a new Stock Option Plan, as more particularly described in the Information Circular accompanying this notice; and

9.

to transact such further or other business as may properly come before the meeting and any adjournments thereof.

The accompanying Information Circular provides additional information relating to the matters to be dealt with at the meeting and is deemed to form part of this notice.

If you are unable to attend the meeting in person, please complete, sign and date the enclosed form of proxy and return the same in the enclosed return envelope provided for that purpose within the time and to the location set out in the form of proxy accompanying this notice.

DATED this 30th day of April, 2004.
BY ORDER OF THE BOARD

David P. Hall, Chairman,
President & Chief Executive Officer

TABLE OF CONTENTS

APPOINTMENT OF PROXYHOLDER		1

VOTING BY PROXY		1

COMPLETION AND RETURN OF PROXY		1

NON-REGISTERED HOLDERS		2

REVOCABILITY OF PROXY		2

VOTING SHARES AND PRINCIPAL HOLDERS THEREOF		3
(A)	AUTHORIZED SHARES	3
(B)	ISSUED AND OUTSTANDING SHARES	3
(C)	V OTING SHARES	3
(D)	PRINCIPAL HOLDERS OF V OTING SHARES	3
ELECTION OF DIRECTORS		3

EXECUTIVE COMPENSATION		5
(A)	COMPENSATION OF NAMED EXECUTIVE OFFICERS	5
(B)	LONG-TERM INCENTIVE PLANS	6
(C)	OPTION G RANTS /STOCK APPRECIATION RIGHTS	6
(D)	OPTION EXERCISES AND Y EAR END OPTION V ALUES	6
(E)	OPTION RE-PRICING	7
(F)	DEFINED BENEFIT OR ACTUARIAL PLAN	7
(G)	TERMINATION OF EMPLOYMENT , CHANGES IN RESPONSIBILITY AND EMPLOYMENT CONTRACTS	7
(H)	COMPOSITION OF THE EXECUTIVE COMPENSATION COMMITTEE	7
(I)	REPORT ON EXECUTIVE COMPENSATION	7
	i) Executive Compensation Program	7
	ii) Base Salary	8
	iii) Performance Bonus	8
	iv) Stock Options	8
	v) Chief Executive Officer Compensation	8
	vi) Other Compensation	9
(J)	SHARE PERFORMANCE G RAPH	9
(K)	COMPENSATION OF DIRECTORS	9
	i) Annual Retainer and Fees	9
	ii) Stock Option Plan	11
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS		11

CORPORATE GOVERNANCE		11
(A)	STATEMENT OF CORPORATE GOVERNANCE PRACTICES	11
(B)	CODE OF BUSINESS ETHICS	23
INDEBTEDNESS TO COMPANY OF DIRECTORS AND OFFICERS		23

APPOINTMENT OF AUDITORS		23

INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS		24

DIRECTORS’ AND OFFICERS’ INSURANCE		24

MANAGEMENT CONTRACTS		24

I

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON			24

PARTICULARS OF OTHER MATTERS TO BE ACTED UPON			24
(A)	CONTINUATION, AMENDMENT AND RESTATED SHAREHOLDER RIGHTS PLAN		24
	(i)	Background	24
	(ii)	Directors’ Recommendation	25
	(iii)	Text of Resolution	25
	(iv)	Vote Required	25
	(v)	Objectives of the 2004 Rights Plan	26
	(vi)	General Impact of the 2004 Rights Plan	26
	(vii)	Terms of the 2004 Rights Plan	27
	(viii)	Tax Consequences of the 2004 Rights Plan	28
(B)	NEW S	TOCK OPTION PLAN	29
	(i)	Background	29
	(ii)	Text of Resolution	30
	(iii)	Director’s Recommendation	30
(C)	SHAREHOLDER APPROVAL TO THE ISSUANCE OF A NUMBER OF SHARES BY PRIVATE PLACEMENT THAT EQUALS
	100% OF THE COMPANY’S ISSUED SHARE CAPITAL		30
	(i)	Background	30
	(ii)	Text of Resolution	31
	(iii)	Director’s Recommendation	31
(D)	OTHER MATTERS		32
(E)	ADDITIONAL INFORMATION		32

II

AURIZON MINES LTD.

Suite 900,
510 Burrard Street
Vancouver, British Columbia V6C 3A8

INFORMATION CIRCULAR
 (Information as at April 30, 2004, except as indicated)

This information circular is furnished in connection with the solicitation of Proxies by the management of AURIZON MINES LTD. (the “Company”) for use at the Annual General Meeting of the Company to be held on June 15, 2004 (the “Meeting”).  The solicitation will be conducted by mail and may be supplemented by telephone or other personal contact to be made without special compensation by officers and employees of the Company.  The cost of solicitation will be borne by the Company.

APPOINTMENT OF PROXYHOLDER

A duly completed form of proxy will constitute the person(s) named in the enclosed form of proxy as the shareholder's proxyholder.  The persons whose names are printed in the enclosed form of proxy for the Meeting are officers or directors of the Company (the “Management Proxyholders”).

A shareholder has the right to appoint a person other than a Management Proxyholder, to represent the shareholder at the Meeting by striking out the names of the Management Proxyholders and by inserting the desired person’s name in the blank space provided or by executing a proxy in a form similar to the enclosed form.  A proxyholder need not be a shareholder.

VOTING BY PROXY

Common shares of the Company (the “Shares”) represented by properly executed proxies in the accompanying form will be voted or withheld from voting on each respective matter in accordance with the instructions of the member (the “shareholder”) on any ballot that may be called for.

If no choice is specified and one of the Management Proxyholders is appointed by a shareholder as proxyholder, such person will vote in favour of the matters proposed at the Meeting and for all other matters proposed by management at the Meeting.

The enclosed form of proxy also confers discretionary authority upon the person named therein as proxyholder with respect to amendments or variations to matters identified in the Notice of the Meeting and with respect to other matters which may properly come before the Meeting.  At the date of this Information Circular, management of the Company knows of no such amendments, variations or other matters to come before the Meeting.

COMPLETION AND RETURN OF PROXY

Completed forms of proxy must be deposited at the office of the Company’s registrar and transfer agent, Computershare Trust Company of Canada, Proxy Department, 100 University Avenue, 9th Floor, Toronto, Ontario  M5J 2Y1, not later than forty-eight (48) hours, excluding Saturdays, Sundays and holidays, prior to the time of the Meeting, unless the chairman of the Meeting elects to exercise his discretion to accept proxies received subsequently.

NON-REGISTERED HOLDERS

Only registered shareholders or duly appointed proxyholders are permitted to vote at the Meeting.  Most shareholders of the Company are “non-registered” shareholders because the Shares they own are not registered in their names but are instead registered in the name of the brokerage firm, bank or trust company through which they purchased the Shares.  More particularly, a person is not a registered shareholder in respect of Shares which are held on behalf of that person (the "Non-Registered Holder") but which are registered either: (a) in the name of an intermediary (an "Intermediary") that the Non-Registered Holder deals with in respect of the Shares (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSP's, RRIFs, RESPs and similar plans); or (b) in the name of a clearing agency (such as The Canadian Depository for Securities Limited ("CDS")) of which the Intermediary is a participant.  In accordance with the requirements of National Instrument 54-101 of the Canadian Securities Administrators, the Company has distributed copies of the Notice of Meeting, this Information Circular and the Proxy (collectively, the "Meeting Materials") to the clearing agencies and Intermediaries for onward distribution to Non-Registered Holders.

Intermediaries are required to forward the Meeting Materials to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them. Very often, Intermediaries will use service companies to forward the Meeting Materials to Non-Registered Holders. Generally, Non-Registered Holders who have not waived the right to receive Meeting Materials will either:

(a)

be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted as to the number of shares beneficially owned by the Non-Registered Holder but which is otherwise not completed.  Because the Intermediary has already signed the form of proxy, this form of proxy is not required to be signed by the Non-Registered Holder when submitting the proxy.  In this case, the Non-Registered Holder who wishes to submit a proxy should otherwise properly complete the form of proxy and deliver it to Computershare Trust Company of Canada as provided above; or

(b)

more typically, be given a voting instruction form which is not signed by the Intermediary, and which, when properly completed and signed by the Non-Registered Holder and returned to the Intermediary or its service company, will constitute voting instructions (often called a "proxy authorization form") which the Intermediary must follow.  Typically, the proxy authorization form will consist of a one page pre-printed form.  Sometimes, instead of the one page pre-printed form, the proxy authorization form will consist of a regular printed proxy form accompanied by a page of instructions, which contains a removable label containing a bar-code and other information.  In order for the form of proxy to validly constitute a proxy authorization form, the Non-Registered Holder must remove the label from the instructions and affix it to the form of proxy, properly complete and sign the form of proxy and return it to the Intermediary or its service company in accordance with the instructions of the Intermediary or its service company.

In either case, the purpose of this procedure is to permit Non-Registered Holders to direct the voting of the Shares, which they beneficially own.  Should a Non-Registered Holder who receives one of the above forms wish to vote at the Meeting in person, the Non-Registered Holder should strike out the names of the Management Proxyholders and insert the Non-Registered Holder's name in the blank space provided.  In either case, Non-Registered Holders should carefully follow the instructions of their Intermediary, including those regarding when and where the proxy or proxy authorization form is to be delivered.

REVOCABILITY OF PROXY

Any registered shareholder who has returned a proxy may revoke it at any time before it has been exercised.  In addition to revocation in any other manner permitted by law, a proxy may be revoked by instrument in writing, including a proxy bearing a later date, executed by the registered shareholder or by his attorney authorized in writing or, if the registered shareholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized.  The instrument revoking the proxy must be deposited at the registered office of the Company, at any time up to and including the last business day preceding the date of the Meeting, or any adjournment thereof, or with the chairman of the Meeting on the day of the Meeting.  Only registered shareholders have the right to revoke a proxy.  Non-Registered Holders who wish to change their vote must, at least 7 days before the Meeting, arrange for their respective Intermediaries to revoke the proxy on their behalf.

VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

(a)

AUTHORIZED SHARES

The Company is authorized to issue 600,000,000 shares without par value divided into 500,000,000 Common Shares and 100,000,000 Preferred Shares issuable in series.

(b)

ISSUED AND OUTSTANDING SHARES

97,635,379 Common Shares and no Preferred Shares were issued and outstanding, as at April 30, 2004.

(c)

VOTING SHARES

The holders of Common Shares are entitled to one vote for each Common Share held.  Holders of Common Shares of record at the close of business on April 28, 2004, will be entitled to receive notice of and vote at the Meeting.

(d)

PRINCIPAL HOLDERS OF VOTING SHARES

To the knowledge of the directors and senior officers of the Company, as at April 28, 2004, no person beneficially owns, directly or indirectly, or exercises control or direction over shares carrying more than 10% of the voting rights attached to all shares of the Company.

ELECTION OF DIRECTORS

At each annual general meeting, directors shall be elected to fill the places of the directors whose terms of office expire at the meeting, but if the number of directors is changed pursuant to the Company’s Articles at or prior to the meeting, a greater or lesser number of directors shall be elected accordingly.  A director whose term of office expires shall be eligible for re-election.

With respect to the election of directors:

i.

the terms of office of Messrs. Richard Faucher, Brian S. Moorhouse, and  Robert Normand, expire at the annual meeting of shareholders to be held on June 15, 2004.

ii.

the terms of office of Messrs. Peter Ferderber, William E. Vance and Ian S. Walton will expire at the third next succeeding annual meeting of the shareholders subsequent to June 18, 2002.

iii.

the terms of office of Messrs. Sargent H. Berner, David P. Hall and Frank A. Lang will expire at the third next succeeding annual meeting of the shareholders subsequent to June 17, 2003.

The Company has an audit committee, members of which are set out below.  The Company also has an executive compensation and corporate governance committee, members of which are set out below.

Management of the Company proposes to nominate the following person, whose term as a director will expire at the Meeting to be held on June 15, 2004 for election as a director for a term expiring at the third next following annual general meeting.  Information concerning such person, as furnished by the individual nominee, is as follows

Notes:

(a)

Shares beneficially owned as at April 6, 2004, directly or indirectly, or over which control or direction is exercised, is based upon information furnished to the Company by individual directors.  Unless otherwise indicated, such shares are held directly.

(b)

Member of the Audit Committee.

(c)

Member of the Executive Compensation and Corporate Governance Committee

(d)

Robert Normand is a Director of Concert Industries Ltd., which has filed and, as of August 2003, been granted protection under the Canadian Companies' Creditors Arrangement Act.

EXECUTIVE COMPENSATION

(a)

COMPENSATION OF NAMED EXECUTIVE OFFICERS

The following table (presented in accordance with the rules (the “Rules”) made under the Securities Act (British Columbia)) sets forth all annual and long term compensation for services in all capacities to the Company and its subsidiaries for the three (3) most recently completed financial years (to the extent required by the Rules) in respect of the individuals who were: as at December 31, 2003, the Chief Executive Officer and the Executive Vice-President & Chief Financial Officer of the Company; and, up until to June 1, 2001, the Vice-President, Operations of the Company.  (Collectively referred to as the “Named Executive Officers”).   The total salary and bonus, as determined in accordance with Item 1.3 of BC Form 51-905F of the British Columbia Securities Act, paid to each of the Company’s other senior officers, including any individual who would have qualified as a Named Executive Officer but for the fact that individual was not serving as such an officer at the end of the most recently completed financial year, did not exceed $100,000.

SUMMARY COMPENSATION TABLE

Annual Compensation

Long Term Compensation

Awards

Payouts

Named Executive Officer and Principal Position as at 12/31/03 (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Other Annual Compen- sation ($) (e)	Securities Granted Under Options (#) (f)	Restricted Shares or Restricted Share Units ($) (g)	LTIP Payouts ($) (h)	All Other Compen- sation ($) (i)
David P. Hall Chairman, Chief Executive Officer & President	2003 2002 2001	$195,000 $174,666 $170,000	$78,000 $55,000 NIL	$82,500 (2) NIL NIL	100,000 150,000 NIL	NIL NIL NIL	N/A N/A N/A	$653 $576 $538
Ian S. Walton, Executive Vice-President & Chief Financial Officer	2003 2002 2001	$155,000 $144,000 $140,000	$46,500 $44,000 NIL	$129,200 (2) $10,800 NIL	100,000 150,000 NIL	NIL NIL NIL	N/A N/A N/A	$653 $576 $538
André J. Ouellet(1) Former Vice-President, Operations	2003 2002 2001	N/A N/A $85,055	N/A N/A NIL	$39,025 (2) $57,000 NIL	N/A N/A NIL	N/A N/A NIL	N/A N/A N/A	N/A NIL $152,485

Note:

(1)

Mr. Ouellet resigned as Vice-President, Operations of the Company on June 1, 2001.  As a result, he was employed by the Company for only the first five (5) months during the year ended December 31, 2001.  A severance payment equal to one year’s salary was paid to Mr. Ouellet upon his resignation.  In addition, Mr. Ouellet’s stock options were extended to the earlier of the expiry date of his options or
June 1, 2004.

(2)

Please see OPTION EXERCISES AND YEAR-END OPTION VALUES set out in item (d) below.

(b)

LONG-TERM INCENTIVE PLANS

The Company does not have a long-term incentive plan or “LTIP”, pursuant to which cash or non-cash compensation intended to serve as an incentive for performance (whereby performance is measured by reference to financial performance or the price of the Company’s securities), was paid or distributed to the Named Executive Officers during the most recently completed financial year, other than options as set out in item (c) below.

(c)

OPTION GRANTS/STOCK APPRECIATION RIGHTS

The Company does not grant stock appreciation rights or “SARS” as compensation for services rendered, whereby the Named Executive Officers would receive a payment based wholly or in part on changes in the trading price of the Company’s publicly traded securities.  The Company has a formalized stock option plan for the granting of incentive stock options to the executive officers, senior managers, employees and directors (the “Plan”).

The following options were granted to the Named Executive Officers and Directors during the most recently completed financial year.

OPTION GRANTS DURING THE MOST RECENTLY
COMPLETED FINANCIAL YEAR ENDED DECEMBER 31, 2003

Name (a)	Securities Under Options Granted (#) (b)	% of Total Options Granted in Financial Year (c)	Exercise or Base Price ($/Security) (d)	Market Value of Securities Underlying Options on the Date of Grant ($/Security) (e)	Expiration Date (f)
David P. Hall Chairman, Chief Executive Officer & President	100,000	11.56%	$2.00	$1.91	Dec. 17, 2006
Ian S. Walton, Executive Vice-President & Chief Financial Officer	100,000	11.56%	$2.00	$1.91	Dec. 17, 2006
Sargent H. Berner Director	60,000	6.94%	$2.00	$1.91	Dec. 17, 2006
Gerard Gagne Director	60,000	6.94%	$2.00	$1.91	Dec. 17, 2006
Peter Ferderber Director	60,000	6.94%	$2.00	$1.91	Dec. 17, 2006
Richard Faucher Director	60,000	6.94%	$2.00	$1.91	Dec. 17, 2006
Brian S. Moorhouse Director	60,000	6.94%	$2.00	$1.91	Dec. 17, 2006
Frank A. Lang Director	60,000	6.94%	$2.00	$1.91	Dec. 17, 2006
Robert Normand Director	60,000	6.94%	$2.00	$1.91	Dec. 17, 2006
William E. Vance Director	60,000	6.94%	$2.00	$1.91	Dec. 17, 2006

(d)

OPTION EXERCISES AND YEAR END OPTION VALUES

The Named Executive Officers exercised the following options during the most recently completed financial year.  The following table (presented in accordance with the Regulation) also sets forth details of the financial year-end value of unexercised options on an aggregated basis held by the Named Executive Officers.  Options vest immediately upon grant and there are, therefore, no un-exercisable options listed.

AGGREGATE OPTION EXERCISES DURING THE FINANCIAL YEAR ENDED
DECEMBER 31, 2003 AND FINANCIAL YEAR-END OPTION VALUES

Name (a)	Securities Acquired on Exercise (#) (b)	Aggregate Value Realized ($) (c)	Unexercised but exercisable Options at Financial Year End (#) (d)	Value of Unexercised but exercisable in-the-Money Options at Financial Year End ($) (1) (e)
David P. Hall Chairman, Chief Executive Officer & President	150,000	$82,500 (2)	445,000 (3)	$336,250
Ian S. Walton, Executive Vice-President & Chief Financial Officer	150,000	$129,200 (2)	395,000 (4)	$267,750
André J. Ouellet Vice-President, Operations	60,000	$39,025(2)	NIL	N/A

Notes:

(1)

Maximum notional value at December 31, 2003.  The closing price of the Company’s shares as at December 31, 2003 was $1.97 per share.

(2)

Notional value on the date of exercise.

(3)

Of this amount:  50,000 shares are exercisable @ $0.60 per share on or before February 22, 2004; 70,000 shares are exercisable @ $0.72 per share on or before November 10, 2004; 100,000 shares are exercisable @ $1.35 per share on or before December 19, 2004; 125,000 shares are exercisable @ $1.00 per share on or before March 23, 2005; and 100,000 shares are exercisable @ $2.00 per share on or before December 17, 2006.

(4)

Of this amount:  70,000 shares are exercisable @ $0.72 per share on or before November 10, 2004; 100,000 shares are exercisable @ $1.35 per share on or before December 19, 2004; 125,000 shares are exercisable @ $1.00 per share on or before March 23, 2005; and 100,000 shares are exercisable @ $2.00 per share on or before December 17, 2006.

(e)

OPTION RE-PRICING

During the most recently completed financial year, the Company has not re-priced downward any options held by the Named Executive Officers.

(f)

DEFINED BENEFIT OR ACTUARIAL PLAN

The Company does not have a defined benefit or actuarial plan.

(g)

TERMINATION OF EMPLOYMENT, CHANGES IN RESPONSIBILITY AND EMPLOYMENT CONTRACTS

The Company has entered into employment contracts with each of the Named Executive Officers, whereby in the event of the termination of employment, without cause, or in the event of a change in responsibilities following a change in control, the Named Executive Officer shall be entitled to receive a severance payment equal to three (3) years salary.

(h)

COMPOSITION OF THE EXECUTIVE COMPENSATION COMMITTEE

In 2003, the Company’s executive compensation committee consisted of Messrs. Berner, Faucher and Moorhouse (the “Executive Compensation Committee”).   None of the members of the Executive Compensation Committee has any indebtedness to the Company or any of its subsidiaries, nor have they any material interest, or have any associates or affiliates which have any material interest, direct or indirect, in any actual or proposed transactions in the last financial year which have materially affected or would materially affect the Company or any of its subsidiaries.  In early 2003, the Executive Compensation Committee’s role was expanded to include corporate governance responsibilities and as a result it was renamed the Executive Compensation and Corporate Governance Committee (the “ECCGC”).  Messrs. Berner, Faucher and Moorhouse currently sit as members of the ECCGC.

(i)

REPORT ON EXECUTIVE COMPENSATION

The compensation of the Company’s Named Executive Officers is reviewed annually by the ECCGC.  The ECCGC also evaluates the performance of the Company’s Named Executive Officers and reviews the design and competitiveness of the Company’s compensation plans.  The Company’s executive compensation program consists of an annual base salary, performance bonus and a longer term component consisting of stock options.

i)

Executive Compensation Program

The Company’s executive compensation program is based on a pay for performance philosophy.  The executive compensation program is designed to encourage, compensate and reward executives on the basis of individual and corporate performance, both in the short and the long term.  Base salaries are set at levels which are intended to be competitive with the base salaries paid by corporations of a comparable size within the mining industry, thereby enabling the Company to compete for and retain executives critical to the Company’s long term success.  Incentive compensation is directly tied to corporate and individual performance.  Share ownership opportunities are provided to align the interests of the executives and senior managers with the longer term interests of shareholders.  External compensation and benefit consultants conduct surveys to provide competitive data reflecting comparable knowledge, skills and talents and related compensation levels.  Variables such as asset size, production levels, financial performance and rates of growth influence compensation levels and are analyzed and considered in fixing compensation levels.

Compensation for the Named Executive Officers, as well as for other senior managers, consists of a base salary, along with annual incentive compensation in the form of an annual bonus, and a longer term incentive in the form of stock options granted.  As a senior manager’s level of responsibility increases, a greater percentage of total compensation is based on performance (as opposed to base salary and standard employee benefits) and the mix of total compensation shifts towards stock options, thereby increasing the mutuality of interest between senior managers and shareholders.

ii)

Base Salary

The ECCGC recommends the base salaries for the Named Executive Officers based on reviews of market data from peer group, industry and national surveys provided by independent consultants.  The level of base salary for each employee within a specified range is determined by the level of past performance, as well as by the level of responsibility and the importance of the position to the Company.

iii)

Performance Bonus

The Company provides for cash performance bonuses to the Named Executive Officers and senior managers under its Annual Incentive Compensation Scheme.  The bonus is based upon corporate, divisional and individual performance.  The level of incentive compensation that an individual can earn, expressed as a percentage of base salary, is determined by the level of responsibility and significance of the position within the Company.  The actual percentage earned is based upon individual and corporate targets and objectives such as production costs, cash flow generation, hedging gains, business development, safety and mineral reserves.  Each performance level is weighted relative to its significance to the operations governed by the individual manager.  In a given year, the Company's managers may be paid a higher, lower or zero bonus, depending upon which targets and objectives have been attained or surpassed.

iv)

Stock Options

The Company’s Stock Option Plan (the “Stock Option Plan”) is administered by the Board of Directors. The Stock Option Plan is designed to give each option holder an interest in preserving and maximizing shareholder value in the longer term, to enable the Company to attract and retain individuals with experience and ability, and to reward individuals for current performance and expected future performance.  The ECCGC considers stock option grants when reviewing senior officer compensation packages as a whole.

The Board of Directors determines, after reviewing recommendations of the Chief Executive Officer and the ECCGC, the key employees to whom grants are to be made and determines the terms and conditions of the options forming part of such grants.  Individual grants are determined by an assessment of an individual’s current and expected future performance, level of responsibilities and the importance of the position to the Company.

The number of stock options which may be issued under the Stock Option Plan in the aggregate and in respect of any fiscal year is limited under the terms of the Stock Option Plan and cannot be increased without shareholder approval.  Stock options have up to a ten year term, are exercisable at the market price (as defined in the Stock Option Plan) of the Company’s Common Shares on the date of grant, and generally vest on the date of grant.  Generally, a holder of stock options must be a director, an officer, an employee or a consultant engaged by the Company, a subsidiary or an affiliate in order to exercise stock options.

Please refer to “OPTION GRANTS”, under Executive Compensation above, for information concerning options granted to the Named Executive Officers during the most recently completed financial year.

In addition, the Board of Directors has approved, subject to shareholder approval, the adoption of a new share option plan, as more particularly described under Item (B) of “OTHER MATTERS TO BE ACTED UPON” below.

v)

Chief Executive Officer Compensation

The Compensation of the Chief Executive Officer consists of an annual base salary, incentive bonus related to corporate performance, and incentive stock options determined in the manner described in the above discussion of compensation for all senior managers.

The base salary of the Chief Executive Officer is established at the lower end of the range of compensation for CEO's of comparable companies.  The comparable companies are natural resource companies involved in the acquisition, exploration, financing, development and operation of mineral properties.  The Chief Executive Officer can earn a target bonus of up to 40% of his base salary, which, if added to his base salary, brings the resulting cash compensation to a competitive level.

vi)

Other Compensation

Certain officers of the Company have entered into employment agreements with the Company, which specify the minimum level of annual base salary to be paid to such officers, as well as other terms of employment. (See “TERMINATION OF EMPLOYMENT, CHANGES IN RESPONSIBILITY AND EMPLOYMENT CONTRACTS” above for further information.)

Officers of the Company are also entitled to receive all other benefits that are available to employees of the Company generally.

(j)

SHARE PERFORMANCE GRAPH

The following graph and table illustrates the Company’s five-year (to December 31, 2003) cumulative shareholder return based on a $100 investment (on December 31, 1998) compared to the cumulative return on a comparable investment on the TSX Gold & Precious Minerals Sub-Index and the TSX 300 Composite for the same period, each Index as published by the Toronto Stock Exchange.

The year-end values of each investment are based on share appreciation plus dividends paid in cash, with the dividends reinvested on the date they were paid.  The calculations exclude trading commissions and taxes.  Total shareholder returns from each investment can be calculated from the year-end investment values shown in the following graph.

Notes:

(1)

The TSE Gold & Precious Minerals Index was replaced by the S&P/TSX Gold Index in May 2002.  The historical values of the TSE Gold & Precious Minerals Index and the S&P/TSX Gold Index are almost identical for the period in question (1998 to 2003).

(2)

The TSE 300 Index was replaced by the S&P/TSX Composite Index on May 1, 2002.  The historical values of the TSE 300 Index and the S&P/TSX Composite Index are identical for the period in question (1998 to 2003).

(k)

COMPENSATION OF DIRECTORS

i)

Annual Retainer and Fees

During the most recently completed financial year, the Company’s non-executive (non-employee) directors were paid an annual retainer in the amount of $6,000 and a fee of $600 for each Board or committee meeting attended.  In addition, an annual fee of $1,000 was paid to non-executive directors who acted as committee chairmen.  During the most recently completed financial year, a total of $84,200 was paid to non-executive directors in respect of director and chairmanship fees.

During the most recently completed financial year, the following is a record of attendance by directors and committee memberships:

Director	Committee Memberships	Board Meeting Attended	Committee Meetings Attended
Executive (employee) Directors
David P. Hall, Chairman, President & Chief Executive Officer		7 of 7	n/a
Ian S. Walton, Executive Vice President & Chief Financial Officer		7 of 7	n/a
Non-executive Directors
Sargent H. Berner	Executive Compensation & Corporate Governance Committee	7 of 7	1 of 1
Richard Faucher	Executive Compensation & Corporate Governance Committee	7 of 7	1 of 1
Peter Ferderber		6 of 7	n/a
Gerard Gagne	Audit Committee	5 of 7	2 of 3
Frank A. Lang		7 of 7	n/a
Brian S. Moorhouse, Lead Director	Executive Compensation & Corporate Governance Committee (Chair) & Audit Committee	7 of 7	4 of 4
Robert Normand	Audit Committee (Chair)	7 of 7	3 of 3
William E. Vance		7 of 7	n/a

Summary of 2003 Meetings

Full Board – 7
 Number of Sessions without the Presence of Executive Directors – 1
Audit Committee – 3 (includes 1 adjournment)
  Number of Sessions without the Presence of Executive Directors  and Management  - 2
Executive Compensation and Corporate Governance Committee – 1
 All Executive Compensation and Corporate Governance Committee Meetings are held without the Presence of Executive Directors

As recommended by the ECCGC, and in recognition of the increased time demand, responsibility and potential liability imposed upon directors of public companies in the current business environment, the Board of Directors, at a Meeting held on December 17, 2003, approved an increase in the Company’s non-executive (non-employee) directors compensation to the following levels:

Annual Retainer:

$10,000
Meeting Fee:                                           $1,000
Committee Meeting Fee:                       $1,000
Annual Committee Chair:                      $1,500
Annual Lead Director Fee:                   $1,500

ii)

Stock Option Plan

The Company currently has a formalized stock option plan for the granting of incentive stock options to the executive officers, senior managers, employees, directors and consultants (the “Plan”).  The Plan presently provides that, subject to the requirements of the stock exchanges on which the Company’s shares are listed, the aggregate number of securities reserved for issuance under the Plan together with the number of securities reserved for issuance under other outstanding incentive stock options and options for service may not exceed 7,000,000 Common Shares of the Company.  Options may be granted under the Plan to such directors, officers, employees or consultants of the Company as the Board of Directors may from time to time designate.  The exercise price is determined by the Board of Directors but in no event may be less than the market price of the Company’s Common Shares on each stock exchange on which the Company’s shares are listed at the time of the grant of the option, less any discounts permitted by stock exchange policies, or such other price as may be agreed to by the Company and approved by such stock exchanges.  The purpose of granting such options is to assist the Company in compensating, attracting, retaining and motivating the executive officers, senior managers, directors, employees, and consultants of the Company and to closely align the personal interests of such persons to those of the shareholders.

Please refer to “OPTION GRANTS”, under Executive Compensation above, for information concerning options granted to the Directors during the most recently completed financial year.

In addition, the Board of Directors has approved, subject to shareholder approval, the adoption of a new share option plan, as more particularly described under Item (B) of “OTHER MATTERS TO BE ACTED UPON” below.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

As of the end of the Company’s most recently completed financial year, the following table (presented in accordance with National Instrument Form 51-102F2) sets forth details with respect to compensation plans under which equity securities of the Company are authorized for issuance, for all compensation plans previously approved by security holders; and all compensation plans not previously approved by security holders:

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plan approved by security holders(1)	3,014,000	$1.31	364,500
Equity compensation plans not yet approved by security holders(2)	NIL	N/A	6,000,000
Total”	3,014,000	$1.31	6,364,500

Notes:

(1)

The Company’s Incentive Stock Option Plan is dated for reference April 20, 1990, as amended April 25, 1994 and April 30, 1997;  and ratified and approved by the security holders of the Company  on June 24, 1997.

(2)

The Board of Directors has also approved, subject to shareholder approval, the adoption of a new share option plan, as more particularly described under Item (B) of “OTHER MATTERS TO BE ACTED UPON” below.

CORPORATE GOVERNANCE

(a)

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

In the past year, both management and the Board of Directors have monitored and, where appropriate, responded to both Canadian and U.S. regulatory developments aimed at improving corporate governance and increasing corporate accountability.  The Board of Directors of the Company has developed, with input from management and legal counsel, a corporate governance regime based on the Guidelines set out in Section 473 of the Toronto Stock Exchange Company Manual.  Specifically, the Board of Directors adopted a Board of Directors’ Mandate, an Audit Committee Charter, an Executive Compensation and Corporate Governance Committee Charter, and appointed a non-related director to serve as “Lead Director” with the responsibility to ensure that the Board executes its mandate independently of management.

Pursuant to the by-laws of the Toronto Stock Exchange (the "TSX"), companies incorporated in Canada and listed on the TSX are required to make full and complete disclosure of their system of corporate governance on an annual basis.  The disclosure is to be made with reference to each of the guidelines set out in Section 473 and where the Company’s system is different from any of the guidelines, each difference and the reason for the difference clearly disclosed.

The following Statement of Corporate Governance Practices tries to relate the corporate governance practices of the Board of Directors to the TSX Guidelines.  The headings that appear below attempt to address the principal matters relating to corporate governance practices discussed in the TSX Guidelines.

In this Statement, the term “unrelated director” means a director who is independent of management and is free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director’s ability to act with a view to the best interests of the Company, other than interests and relationships arising from shareholding.

The Board of Directors of the Company believes that sound corporate governance practices are essential to the well-being of the Company and its shareholders, and that these practices should be reviewed regularly to ensure that they are appropriate.  This Statement of Corporate Governance Practices has been approved by the Board of Directors.

TSX Guideline Ref. (Sec. 473)	TSX Guidelines for Corporate Governance	Aurizon’s Corporate Governance Practice
(1)	The board of directors of every corporation should explicitly assume responsibility for the stewardship of the corporation.

The Board of Directors has adopted a Board of Directors’ Mandate (the “Board’s Mandate”), whereby the Board of Directors is required to further the objectives of the Company by directing, supervising and otherwise reviewing and approving the stewardship of the Company.

The Board relies on management for the preparation of periodic reports, and to provide the support and information necessary to enable the Board to fulfill its obligations effectively.

All material transactions must be reviewed and approved by the Board prior to implementation.  Any responsibility that is not delegated to senior management or a Board committee remains with the full Board.  One of the Board’s responsibilities is to review and, if thought fit, to approve opportunities as presented by management and to provide guidance to management.  The Board’s strategic planning process involves having regular Board meetings to review reports on the Company's operations, and exploration and development programs, and permits meeting with management on a regular basis, and reviewing business opportunities as presented by management.

The Board also meets to: plan for the future growth of the Company; identify risks of the Company’s business, and provide for the implementation of appropriate systems to manage these risks; monitor senior management; and ensure timely disclosure of material transactions through the issuance of news releases and financial statements.  There were seven (7) meetings of the Board last year.  The Board reviews financial performance quarterly.  Frequency of meetings and nature of agenda items may change depending upon the state of the Company’s affairs and in light of opportunities or risks that the Company faces.  When necessary and appropriate, issues may be approved and adopted by the Board by way of Written Resolutions.

TSX Guideline Ref. (Sec. 473)	TSX Guidelines for Corporate Governance	Aurizon’s Corporate Governance Practice
As part of the overall stewardship responsibility, the Board should assume responsibility for the following matters:
(a)	Adoption of a strategic planning process and approval of a strategic plan, which takes into account, among other things, the opportunities and risks of the business.

The Board has the responsibility to participate with management in developing and approving the Company’s mission, its objectives and goals, the strategic plans arising therefrom, and monitoring subsequent performance against such plans.

Strategic issues are reviewed with management and addressed by the full Board at regularly scheduled Board meetings and at meetings specifically called for this purpose.

The Board’s strategic planning process involves having regular Board meetings to review reports on the Company's operations and exploration and development programs, and permits meeting with management on a regular basis, and reviewing business opportunities as presented by management.

(b)	The identification of the principal risks of the corporation’s business and ensuring the implementation of appropriate systems to manage these risks.	Pursuant to the Board’s Mandate, the Board is responsible for reviewing policies and procedures to identify business risks, and ensure that systems and actions are in place to monitor them.

(c)	Succession planning, including appointing, training and monitoring senior management.

Pursuant to the Board’s Mandate, the Board is responsible for succession planning and other human resource issues.  The appointment of all corporate officers requires Board authorization.

In addition, the Board receives the recommendations of the Executive Compensation and Corporate Governance Committee regarding the compensation of the senior executive officers, including performance bonus plans and stock options.

(d)	A communication policy for the corporation.

The Board has adopted and approved a Business Code of Ethics that incorporates a Company Policy on Disclosure, Confidentiality and Securities Trading.  In addition, the Business Code of Ethics incorporates a Company Policy on Electronic Communications.  The Company ensures that there is continuous and effective communication with the Company's shareholders and other stakeholders and with the public.  Procedures include: the publication of quarterly financial and operations reports, the annual report, and press releases in English and French.  In addition, the Company provides shareholders with various communication channels, such as the corporate website “aurizon.com”, a toll-free telephone number in North America and an electronic mail address, details of which are provided in the annual report to shareholders, to ensure that shareholders’ feedback and concerns are adequately received and addressed by the Company.  The Company’s website contains copies of various corporate presentations plus information on analysts who follow the Company. Investor Relations are the primary responsibility of the Manager, Investor Relations, who reports directly to the Chief Executive Officer and Chief Financial Officer. Communications from shareholders are forwarded to an appropriate officer for prompt response.

(e)	The integrity of the corporation’s internal control and management information systems.

The Board, through its internal review process and the appointment of various committees, has put in place systems to satisfy itself that the Company’s internal control and management information systems are operating properly.

(2)

The Board of directors of every corporation should be constituted with a majority of individuals who qualify as unrelated directors.  If the corporation has a significant shareholder, in addition to a majority of unrelated directors, the board should include a number of directors who do not have interests in or relationships with either the corporation or the significant shareholder and which fairly reflects the investment in the corporation by shareholders other than the significant shareholder.

Pursuant to the Board’s Mandate, the Board of Directors is to be comprised with a majority of individuals who qualify as unrelated directors.  The Board of Directors is presently composed of ten (10) members.  The Board of Directors considers that seven (7) Directors are “unrelated Directors” and the remainder are “related Directors”, within the meaning of Section 472 of the TSX Company Manual.  Accordingly, the Board of Directors is constituted with a majority of individuals who qualify as “unrelated Directors”.

(3)

The application of the definition of “unrelated director” to the circumstances of each individual director should be the responsibility of the board which will be required to disclose on an annual basis whether the board has a majority of unrelated directors or, in the case of a corporation with a significant shareholder, whether the board is constituted with the appropriate number of directors which are not related to either the corporation or the significant shareholder.  Management directors are related directors.  The board will also be required to disclose on an annual basis the analysis of the application of the principles supporting this conclusion.

In deciding whether a particular Director is a “related Director” or an “unrelated Director”, the Board of Directors examined the factual circumstances of each Director and considered them in the context of factors considered to be relevant.  The Board of Directors considers that Mr. Hall (the President, Chief Executive Officer and Chairman) is an inside, “related” Director; Mr. Walton (the Executive Vice-President and Chief Financial Officer) is an inside, “related” Director; and Mr. Berner, who is a Partner of DuMoulin Black, the Company’s solicitors, is also considered to be a “related” Director.

In 2003, Mr. Gerard Gagne was the director nominee of the Solidarity Fund (QFL); Mr. Robert Normand was the nominee of Gestion Sodemex Inc. – Sodemex I & II; and Mr. Richard Faucher was the joint nominee of the aforementioned institutions, both of whom have been shareholders of the Company.  In addition, Mr. Robert Normand is a Director of Cambior Inc., which is also a shareholder of the Company.  Under the TSX Guidelines, an “unrelated director” means a director who is independent of management and is free from any interest and any business or other relationship which could, or could reasonably be perceived to materially interfere with the director’s ability to act with a view to the best interests of the Company, other than interests and relationships arising from shareholding.  Accordingly, the Board of Directors considered that Messrs. Gagne, Normand and Faucher were  "unrelated" Directors.

Under the TSX Guidelines, a ‘‘significant shareholder’’ means a shareholder with the ability to exercise a majority of the votes for the election of the board of directors.  The Board considers that it is constituted with an appropriate number of directors which are not related to either the corporation or a significant shareholder and which fairly reflects the investment in the corporation by shareholders other than a significant shareholder.

(4)

The board of directors of every corporation should appoint a committee of directors composed exclusively of outside directors, a majority of whom are unrelated directors, with the responsibility for proposing to the full board new nominees to the board and for assessing directors on an ongoing basis.

The Company’s Executive Compensation and Corporate Governance Committee, which is composed exclusively of outside directors, a majority of whom are unrelated directors, is responsible for: recommending candidates for nomination, appointment, election and re-election to the Board and its committees; annually assessing Board performance; and determining appropriate orientation and education programs for new Board members.

(5)

Every board of directors should implement a process to be carried out by the nominating committee or other appropriate committee for assessing the effectiveness of the board as a whole, the committees of the board and the contribution of individual directors

The Company’s Executive Compensation and Corporate Governance Committee (“ECCGC”) is responsible for assessing the contribution of the Board, committees and all directors annually, and planning for succession of the Board.  The ECCGC annually reviews the attendance records of Directors at meetings and also assesses the contribution made by individual directors at those meetings.  Where appropriate, the ECCGC will make recommendations to the Board.

(6)	Every corporation, as an integral element of the process for appointing new directors, should provide an orientation and education program for new recruits to the board.

The Company’s Executive Compensation and Corporate Governance Committee is responsible for determining appropriate orientation and education programs for new Board members.  While the Company has not had a new director since November, 2002, a Directors’ Manual is maintained, which contains a record of historical public information about the Company, as well as the charters of the board and its committees, and other relevant information.  Immediately upon their nomination, new Directors would be provided with a copy of the Directors’ Manual, and, within the first year of their election, be invited to tour the Company’s operations.  Senior management provides each Director with a monthly report, which details the company’s business results and operations; and makes regular presentations to the full board on the main areas of the Company’s business.

(7)	Every board of directors should examine its size and, undertake, where appropriate, a program to establish a board size, which facilitates effective decision-making.

The Company’s Executive Compensation and Corporate Governance Committee is responsible for annually reviewing board size to ensure effectiveness.  The Executive Compensation and Corporate Governance Committee has recommended, and the Board of Directors has agreed, that the Company’s Board be reduced in size; and that the composition of the Board become more reflective of the Company’s increased profile and proposed future objectives.

(8)

The board of directors should review the adequacy and form of the compensation of directors and ensure the compensation realistically reflects the responsibilities and risk involved in being an effective director.

The Company’s Executive Compensation and Corporate Governance Committee is responsible for reviewing the adequacy and form of non-employee Directors’ compensation, and is directed to ensure that the compensation realistically reflects the responsibilities and risks involved in being an effective director.  In recognition of the increased time demand, responsibility and potential liability imposed upon directors of public companies in the current business environment the Executive Compensation and Corporate Governance Committee recommended, and the Board of Directors has approved, an increase in the Company’s non-executive (non-employee) directors compensation, as more particularly described under “EXECUTIVE COMPENSATION, Item (k) Compensation of Directors” above.

(9)

Subject to guideline 13, committees of the board of directors should generally be composed of outside directors, a majority of whom are unrelated directors, although some board committees may include one or more inside directors.

The Board of Directors has two committees: the Audit Committee and the Executive Compensation and Corporate Governance Committee.  From time to time ad hoc committees of the Board are appointed.

  the Executive Compensation and Corporate Governance Committee (the “ECCGC”) is presently composed of three (3) members.  The Board of Directors considers that two (2) members, Messrs. Faucher and Moorhouse, are “unrelated” Directors and one (1), Mr. Berner, is a “related” Director, within the meaning of Section 472 of the TSX Company Manual.  Accordingly, the ECCGC is constituted with a majority of individuals who qualify as “unrelated” Directors.

  As of the year ended December 31, 2003, the Audit Committee was composed of three (3) members, Messrs. Gagne, Moorhouse and Normand, all of whom are “unrelated” Directors within the meaning of Section 472 of the TSX Company Manual.

(10)

Every board of directors should expressly assume responsibility for, or assign to a committee of directors the general responsibility for, developing the corporation’s approach to governance issues.  This committee would, among other things, be responsible for the corporation’s response to these governance guidelines.

In response to the new Guidelines of the Toronto Stock Exchange, the Board of Directors expanded the role of the Company’s former Compensation Committee to include the responsibility of developing the Company’s approach to governance issues.  In view of its expanded role, the committee was re-named the Executive Compensation and Corporate Governance Committee (the “ECCGC”).

The primary function of the ECCGC is to assist the Board of Directors by:

  reviewing the adequacy and form of: the Company's compensation program for the Chief Executive Officer and the Chief Financial Officer (the “Named Executive Officers”); the non-employee Directors’ compensation; and the compensation plans in effect or proposed for the Company’s senior managers and other employees; and

  recommending candidates for nomination, appointment, election and re-election to the Board and its committees, assessing Board performance; and determining appropriate orientation and education programs for new Board members.

In addition, the Board has adopted an Executive Compensation and Corporate Governance Charter for the ECCGC, whereby the ECCGC is responsible for making recommendations from time to time to the Board concerning matters related to corporate governance, as the ECCGC may deem appropriate or as may be referred to it from time to time by the Board.  Annually, pursuant to its Charter, the ECCGC is required to review:

  The procedure for monitoring directors’ responsibility, diligence and for avoiding conflicts of interest.

  Current developments relating to corporate governance and, if required, propose to the Board changes to its mandate and corporate governance policy.

  The Board’s past years’ proceedings to evaluate its efficiency and make required recommendation, if any.

  And take appropriate action on any comment made by shareholders or regulatory authorities on the Company’s corporate governance practices.

The ECCGC met on December 15, 2003, to review executive compensation and corporate governance issues, and again on March 23, 2004 to review: the ECCGC’s charter and membership; the Board’s size and composition; and the Company’s disclosure of corporate governance.

(11)

The board of directors, together with the CEO, should develop position descriptions for the board and for the CEO, including the definition of the limits to management’s responsibilities.  In addition, the board should approve or develop the corporate objectives that the CEO is responsible for meeting and assess the CEO against these objectives.

Pursuant to the Board’s Mandate, the board of directors is responsible for adopting a strategic planning process, approving strategic plans, and monitoring performance against plans and for selecting and appointing, evaluation of and (if necessary) termination of the CEO.  In addition, the Board is responsible for succession planning, including appointing, training and monitoring the performance of senior management.

The ECCGC is responsible for creating CEO and board position descriptions and developing corporate objectives for recommendation to the Board.  Once approved, the ECCGC is responsible for assessing the CEO against the corporate objectives set by the Board, and making recommendations to the Board with respect to the performance of the CEO.

The ECCGC met on December 15, 2003, and assessed the performance of the CEO against the objectives set for 2003 and found that the CEO had met and/or exceeded all of the objectives set for 2003.  In addition, the ECCGC made recommendations for corporate objectives that the CEO is responsible for meeting in 2004, which were subsequently approved by the full Board of Directors.

(12)

Every board of directors should implement structures and procedures that ensure that the board can function independently of management.  An appropriate structure would be to (i) appoint a chair of the board who is not a member of management with responsibility to ensure the board discharges its responsibilities or (ii) assign this responsibility to an outside director, sometimes referred to as the “Lead director”.  The chair or lead director should ensure that the board carries out its responsibilities effectively which will involve the board meeting on a regular basis without management present and may involve assigning the responsibility for administering the board’s relationship to management to a committee of the board.

Mr. Hall is Chairman of the Board of Directors, Chief Executive Officer and President of the Company.  He also beneficially owns 532,642 common shares of the Company, representing 0.55% of the issued and outstanding common shares of the Company.  Mr. Walton is the Executive Vice-President and Chief Financial Officer of the Company and also beneficially owns 516,300 common shares of the Company, representing 0.53% of the issued and outstanding common shares of the Company.  Given the size and present stage of development of the Company, the Board believes that it is reasonable that two of the individuals who are most instrumental in providing leadership, strategy and development of the Company, sit as members of the Board.  The other directors consider that their ability to function independently from management and to have access to Company personnel at any time, is not impeded by the presence of Mr. Hall and Mr. Walton on the Board.  All committees of the Board are made up of non-management directors.

The separation of the roles of the board chair and the chief executive officer is an issue that the Board of the Company regularly reviews.  The Board has determined that separation at this time would not be beneficial to Aurizon and would limit the Board’s flexibility to act in the best interests of Aurizon and its shareholders.

The combination of the position of Chairman and Chief Executive Officer allows the Chairman of the Board of Directors to have more detailed knowledge of the business and activities of Aurizon than would be possible in the case of a non-executive Chairman.

However, in response to the TSX Guidelines, in early 2003 the Board, with the encouragement of the Chairman and Chief Executive Officer, decided to create the position of Lead Director, with the responsibility to ensure that the Board executes its mandate independently of management.  Mr. Brian S. Moorhouse, Chairman of the Executive Compensation and Corporate Governance Committee, is currently serving as the “Lead Director”.

In addition, the Company’s Executive Compensation and Corporate Governance Committee is authorized to approve, in circumstances that it considers appropriate, the engagement by any one or more directors of outside advisers at the Company’s expense.

During 2003, the Board of Directors met once without the presence of the Mr. Hall and Mr. Walton.  In addition, the Audit Committee regularly has a session without the presence of management during its regularly scheduled meetings.  The Audit Committee had two such sessions without the presence of management during 2003.

(13)

The audit committee of every board of directors should be composed only of unrelated directors.  All of the members of the audit committee should be financially literate and at least one member should have accounting or related financial expertise.  Each board shall determine the definition of and criteria for “financial literacy” and “accounting or related financial expertise”.  The board should adopt a charter for the audit committee that sets out the roles and responsibilities of the audit committee, which should be specifically defined so as to provide appropriate guidance to audit committee members as to their duties.  The audit committee should have direct communication channels with the internal and external auditors to discuss and review specific issues as appropriate.  The audit committee duties should include oversight responsibility for management reporting on internal control.  While it is management’s responsibility to design and implement an effective system of internal control, it is the responsibility of the audit committee to ensure that management has done so.

The Board of Directors has adopted an Audit Committee Charter for its Audit Committee, whereby the primary function of the Audit Committee is to assist the Board of Directors in fulfilling its financial oversight responsibilities by reviewing:  the financial reports and other financial information provided by the Company to any governmental body or other stakeholders; the Company’s systems of internal controls regarding finance, accounting, and the Company’s auditing, accounting and financial reporting processes.  Consistent with this function, the Audit Committee encourages continuous improvement of, and fosters adherence to, the Company’s policies, procedures and practices at all levels.  The Audit Committee’s primary duties and responsibilities are to:

  Serve as an independent and objective party to monitor the Company’s financial reporting and internal control system and review the Company’s financial statements.

  Review and appraise the performance of the Company’s external auditors.

  Provide an open avenue of communication among the Company’s auditor, financial and senior management and the Board of Directors.

  Review and approve Audit and Non-Audit Services.

The Audit Committee met on April 3, 2003, to principally review the audited annual financial statements for the year ended December 31, 2002; on November 6 & 18, 2003 to plan for the 2003 Audit; and on April 5, 2004, to review the audited annual financial statements for the year ended December 31, 2003, and corporate governance practices relating to financial reporting, during which time its members were Mr. Gagne, Mr. Moorhouse and Mr. Normand, all of whom are outside, unrelated Directors.  The Board considers that all members of the Audit Committee are financially literate and have a working familiarity with basic finance and accounting practices.  In addition, Mr. Gagne and Mr. Normand, both of whom are Chartered Accountants, are considered by the Board to have accounting or related financial management expertise.  The definition of “financially literate” is the ability to read and understand a balance sheet, an income statement and a cash flow statement.  The definition of “accounting or related financial management expertise” is the ability to analyze and interpret a full set of financial statements, including the notes attached thereto, in accordance with Canadian generally accepted accounting principles.

(14)

The board of directors should implement a system that enables an individual director to engage an outside adviser at the expense of the Company in appropriate circumstances.  The engagement of the outside advisor should be subject to the approval of an appropriate committee of the Board.

Pursuant to its Charter, the Company’s ECCGC is empowered to approve, in circumstances that it considers appropriate, the engagement by any one or more directors of outside advisers at the Company’s expense.

(b)

CODE OF BUSINESS ETHICS

In 2003, the Board of Directors adopted the following Code of Business Ethics:

Acting with integrity, honesty and in good faith with respect to what is in the best interests of the Company’s stakeholders is fundamental to the Company’s reputation and ongoing success.  Aurizon is committed to sustainable growth within the parameters of protecting the environment, ensuring the safety and well being of its employees, and supporting the communities in which it operates. The directors, officers and senior employees of the Company must be committed to upholding these responsibilities in all facets of the Company’s day-to-day operations.

In addition, the directors, officers and employees of the Company and persons or companies related to or controlled by them are expected to act in accordance with applicable laws and with the highest standards of ethical and professional behaviour.  It is essential that the Company’s directors, officers and employees respect and adhere to the Company’s Code of Business Ethics and to the rules and procedures outlined in the companies corporate polices, including the Company’s Policy on Disclosure, Confidentiality and Securities Trading dated June, 1996 as Revised July, 2000; and Policy on Electronic Communications dated November, 2000.

Failure to comply with the Company’s Code of Business Ethics and the rules and procedures outlined in the Company’s corporate policies may result in the immediate suspension or dismissal of any officer or employee of the Company.  The Company may also be required by law to report a failure to comply with the relevant securities enforcement authorities who may conduct a formal inquiry, which may result in civil and/or criminal sanctions being imposed on any director, officer or senior employee concerned.

INDEBTEDNESS TO COMPANY OF DIRECTORS AND OFFICERS

There was no indebtedness of any director, executive officer, senior officer, or associate of them, to or guaranteed or supported by the Company or any of its subsidiaries either pursuant to an employee stock purchase program of the Company or otherwise, during the most recently completed financial year.

APPOINTMENT OF AUDITORS

Unless otherwise instructed, the proxies given pursuant to this solicitation will be voted for the appointment of PricewaterhouseCoopers LLP, Chartered Accountants, of Vancouver, British Columbia, as the auditors of the Company to hold office for the ensuing year at a remuneration to be fixed by the directors.

For the year ended December 31, 2003, the total fees charged by the Company’s external auditors, PricewaterhouseCoopers LLP, Chartered Accountants, of Vancouver, British Columbia, to the Company for audit services and for non-audit services were as follows:

December 31, 2003

Audit and Related Fees(1):	$72,998
Tax Fees (2):	$24,183
All Other Fees	$NIL
Total:	$97,181

Notes:

(1)

For the audit of Aurizon’s annual financial statements and services normally provided by the external auditor in connection with Aurizon’s statutory and regulatory filings.

(2)

For tax compliance, advice, planning and return preparation.

INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS

No insider and no associate or affiliates of the foregoing persons has or has had any material interest, direct or indirect, in any transaction since the commencement of the Company’s last completed financial year or in any proposed transaction which in either such case has materially affected or will materially affect the Company, except as set out below under “Particulars of Other Matters to be Acted Upon”.

DIRECTORS’ AND OFFICERS’ INSURANCE

The Company maintains liability insurance for its directors and officers providing coverage of US$10,000,000 per occurrence per policy year.  Claims under the policy are subject to a deductible of US$250,000 per securities claim and US$200,000 for all other occurrences.  The Company paid a premium of US$125,000 in 2003.

MANAGEMENT CONTRACTS

All management services are provided by company employees.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Except as set out herein, no director or senior officer of the Company, nor any associate or affiliate of the foregoing persons, has any substantial interest, direct or indirect, by way of beneficial ownership or otherwise, in matters to be acted upon at the Meeting.

PARTICULARS OF OTHER MATTERS TO BE ACTED UPON

(a)

CONTINUATION, AMENDMENT AND RESTATED SHAREHOLDER RIGHTS PLAN

(i)

Background

At the Meeting, members will be asked to approve and reconfirm Aurizon’s Shareholder Rights Plan.  The continuation of Aurizon’s Shareholder Rights Plan addresses Aurizon’s concern that existing legislation may not permit sufficient time for the Board of Directors and shareholders of Aurizon to properly evaluate a takeover bid or explore alternatives with a view to maximizing shareholder value.

The Company’s original shareholder rights plan was first implemented under an agreement dated December 14, 2000 between the Company and Montreal Trust Company of Canada (the “Existing Rights Plan”).  The Existing Rights Plan was approved by the members on June 14, 2001, and will expire at the close of the annual meeting of shareholders to be held on June 15, 2004, unless the Rights are earlier redeemed or exchanged.

The Company has compared the terms of its Existing Rights Plan with current practices of Canadian companies with respect to shareholder rights plans and has determined that since June 14, 2001, when the Existing Rights Plan was approved by members, there have been few if any changes in those practices.  As a result, on April 6, 2004, the Board of Directors resolved to continue the Existing Rights Plan with minimal amendments, by approving an amended and restated shareholder rights plan (the “2004 Rights Plan”) proposed to be dated June 15, 2004, subject to approval by the members at the Meeting.  The 2004 Rights Plan is identical to the Existing Rights Plan in all material respects, and names Computershare Trust Company of Canada, the successor to the corporate trust business of Montreal Trust Company of Canada, as rights agent under the 2004 Rights Plan.

The 2004 Rights Plan is not intended to prevent takeover bids, nor will it have any adverse effects on the Company’s ordinary operations.  The 2004 Rights Plan is not being adopted in response to any specific takeover bid and Aurizon is not aware of any pending or threatened takeover bids for Aurizon.  The 2004 Rights Plan is similar to those adopted by other Canadian companies, is consistent with corporate practice and addresses guidelines for such plans set out by institutional investors.

Permitted bid provisions of the 2004 Rights Plan do not invoke the dilutive effects of the 2004 Rights Plan if a bid meets certain requirements intended to protect the interests of all shareholders.  A bid will be a permitted bid if it is deemed by the Board of Directors to be a permitted bid, made by way of a takeover bid circular, remains open for a minimum of 60 days or otherwise complies with the permitted bid provisions of the 2004 Rights Plan.  The 2004 Rights Plan will be invoked by an acquisition, other than pursuant to a permitted bid, of 20 percent or more of the then outstanding common shares of Aurizon, or the commencement of a takeover bid that is not a permitted bid.

One Right was issued for each of the common shares of Aurizon outstanding as of December 14, 2000, and one Right was issued and will continue to be issued in respect of each common share issued after that date.  The Rights trade together with the common shares and are not separable from the common shares or exercisable unless a takeover bid is made which does not comply with the permitted bid requirements.  In such an event, such Rights will entitle shareholders, other than shareholders making the takeover bid, to purchase additional common shares of Aurizon at a substantial discount to the market price at the time.

(ii)

Directors’ Recommendation

The Board of Directors considers that it is in the best interests of Aurizon and the holders of its Common Shares that the Company continues to have a shareholder rights plan in the form of the 2004 Rights Plan.  Accordingly, the Board of Directors unanimously recommends that the members vote in favour of the reconfirmation and approval of the 2004 Rights Plan.

The persons named in the enclosed form of proxy, if named as proxy, intend to vote in favour of the resolution reconfirming and approving the 2004 Rights Plan unless a shareholder has specified in their proxy that their shares are to be voted against such resolution.

(iii)

Text of Resolution

The text of the resolution that Members will be asked to consider and if deemed advisable to pass at the Meeting is as follows:

“BE IT RESOLVED, as an ordinary resolution of the members of Aurizon Mines Ltd. (the “Company”), that:

1.

The Shareholder Rights Plan of the Company be continued and the Amended and Restated Shareholder Rights Plan Agreement to be dated as of June 15, 2004, between the Company and Computershare Trust Company of Canada, as Rights Agent, and all Rights issued pursuant thereto, be and are hereby ratified, confirmed and approved; and

2.

any director or officer of the Company be, and is hereby authorized and directed, for and on behalf of and in the name of the Company, to do all such acts and things and to execute, whether under the corporate seal of the Company or otherwise, and deliver all such documents and instruments as may be considered necessary or desirable to give effect to the foregoing resolution.”

(iv)

Vote Required

Members’ approval and reconfirmation of the 2004 Rights Plan is not required by law but is required by the terms of the Existing Rights Plan and stock exchange rules.  The foregoing resolution must be approved by a simple majority of 50% plus one vote of the votes cast by members at the Meeting.

If the above resolution approving the 2004 Rights Plan is passed at the Meeting, then the Company and Computershare Trust Company of Canada (the “Rights Agent”) would execute the 2004 Rights Plan effective as of the date the resolution is passed.

If the resolution is not passed at the Meeting, the Existing Rights Plan will become void and of no further force and effect, all outstanding Rights will be redeemed, the 2004 Rights Plan will not be executed, and the Company will no longer have any form of shareholder rights plan in place.

The Board of Directors reserves the right to alter any terms of or not to proceed with the 2004 Rights Plan at any time prior to the Meeting in the event that the Board of Directors determines that it would be in the best interests of the Company and its shareholders to do so, in light of subsequent developments.

(v)

Objectives of the 2004 Rights Plan

The primary objectives of the 2004 Rights Plan, as with the original Existing Rights Plan, are to ensure that, in the context of a bid for control of the Company through an acquisition of the Company’s Common Shares, the Board of Directors of the Company has sufficient time to explore and develop alternatives for maximizing shareholder value, to provide adequate time for competing bids to emerge, to ensure that shareholders have an equal opportunity to participate in such a bid and to give them adequate time to properly assess the bid and lessen the pressure to tender typically encountered by a shareholder of a corporation that is subject to a bid.

In approving the continuation of the 2004 Rights Plan, the Board of Directors considered the following issues that are inherent in the existing legislative framework governing takeover bids in Canada:

a)

Time – Current legislation permits a takeover bid to expire in 35 days.  The Board of Directors believes that 35 days may not be enough time for shareholders to properly consider a takeover bid and to make an objective and unhurried decision.  The 2004 Rights Plan provides a mechanism whereby the minimum expiry period for a Takeover Bid must be 60 days after the date of the bid and the bid must remain open for a further period of 10 Business Days after the Offeror publicly announces that the shares deposited or tendered and not withdrawn constitute more than 50% of the Voting Shares outstanding held by Independent Shares (generally, shareholders other than the Offeror or Acquiring Person, their Associates and Affiliates, and Persons acting jointly or in concert with the Offeror or Acquiring Person).  The 2004 Rights Plan is intended to provide shareholders with adequate time to properly evaluate the offer and to provide the Board of Directors with sufficient time to explore and develop alternatives for maximizing shareholder value.  Those alternatives could include, if deemed appropriate by the Board of Directors, the identification of other potential bidders, the conducting of an orderly auction or the development of a corporate restructuring alternative which could enhance shareholder value.

b)

Pressure to Tender – A shareholder may feel compelled to tender to a bid that the shareholder considers to be inadequate out of a concern that failing to tender may result in the shareholder being left with illiquid or minority discounted shares in the target company.  This is particularly so in the case of a partial bid for less than all shares of a class, where the bidder wishes to obtain a control position but does not wish to acquire all of the Voting Shares.  The 2004 Rights Plan provides a shareholder approval mechanism in the Permitted Bid provision which is intended to ensure that a shareholder can separate the tender decision from the approval or disapproval of a particular takeover bid.  By requiring that a bid remain open for acceptance for a further 10 Business Days following public announcement that more than 50% of the Voting Shares held by Independent Shareholders have been deposited, a shareholder’s decision to accept a bid is separated from the decision to tender, lessening the undue pressure to tender typically encountered by a shareholder of a company that is the subject of a takeover bid.

c)

Unequal Treatment.  While existing securities legislation has substantially addressed many concerns of unequal treatment, there remains the possibility that control of a company may be acquired pursuant to a private agreement in which a small group of shareholders dispose of shares at a premium to market price which premium is not shared with other shareholders.  In addition, a person may slowly accumulate shares through stock exchange acquisitions which may result, over time, in an acquisition of control without payment of fair value for control or a fair sharing of control premium among all shareholders.  The 2004 Rights Plan addresses these concerns by applying to essentially all acquisitions of greater than 20% of the Voting Shares, to better ensure that shareholders receive equal treatment.

(vi)

General Impact of the 2004 Rights Plan

It is not the intention of the Board of Directors in maintaining a shareholder rights plan for Aurizon to secure the continuance of existing directors or management in office, nor to avoid a bid for control of the Company in a transaction that is fair and in the best interest of shareholders.  For example, through the Permitted Bid mechanism, as described in more detail below, shareholders may tender to a bid which meets the Permitted Bid criteria without triggering the 2004 Rights Plan, regardless of the acceptability of the bid to the Board of Directors.  Furthermore, even in the context of a bid that does not meet the Permitted Bid criteria, the Board of Directors will continue to be bound to consider fully and fairly any bid for the Company’s Common Shares in any exercise of its discretion to waive application of the 2004 Rights Plan or redeem the Rights.  In all such circumstances, the Board of Directors must act honestly and in good faith with a view to the best interests of the Company and its shareholders.

The 2004 Rights Plan will have a term of approximately three years and will expire at the close of the annual meeting of shareholders occurring after the third anniversary of the 2004 Rights Plan, unless the Rights are earlier redeemed or exchanged.  The 2004 Rights Plan is similar to plans adopted by several other Canadian companies and approved by their shareholders.

A copy of the agreement which gives effect to the 2004 Rights Plan (the “Rights Agreement”) will be provided free of charge to any shareholder who so requests, upon application in writing to the Corporate Secretary of the Company at the Company’s head office, Suite 900, 510 Burrard Street, Vancouver, British Columbia, V6C 3A8.  Capitalized terms used in this Information Circular in relation to the 2004 Rights Plan that are not otherwise defined have the same meaning given to them in the Rights Agreement.

(vii)

Terms of the 2004 Rights Plan

The following is a summary of the terms of the 2004 Rights Plan.  This summary is qualified in its entirety by the Amended and Restated Shareholder Rights Plan Agreement, to be dated as of June 15, 2004 (amending and restating the Shareholder Rights Plan Agreement dated December 14, 2000) (the “Shareholder Rights Plan Agreement”), a copy of which is available upon application to the Corporate Secretary of the Company.

One Right was issued for each of the common shares of Aurizon outstanding as at 4:00 p.m. (Vancouver time) on December 14, 2000, the date of implementation of the Existing Plan, and one Right was issued and will continue to be issued for each additional Common Share issued thereafter and will continue to be issued prior to the earlier of the Separation Time (as defined below) and the Expiration Time.  Each Right will entitle the holder to purchase from the Company one Common Share at a price of $20.00, subject to certain anti-dilution adjustments.  The Rights, however, will not be exercisable until the Separation Time.  Upon the occurrence of a Flip-in Event, each Right will entitle the holder to purchase for $20.00, Common Shares having a market price of $40.00.

This issuance of Rights will not change the manner in which shareholders currently trade their Common Shares.  Shareholders do not have to return their certificates in order to have the benefit of the Rights.

Until the Separation Time, the Rights will trade together with the Common Shares, will be represented by the Common Share certificates and will not be exercisable.  After the Separation Time, the Rights will become exercisable, will be evidenced by Rights certificates and will be transferable separately from the Common Shares.

The Separation Time is defined in the Rights Agreement as the close of business on the eighth trading day after the earlier of:

(i)

the Stock Acquisition Date; and

(ii)

the date of the commencement of, or first public announcement (provided such announcement is made after the Record Time) of, the intent of any Person (other than the Corporation or any Subsidiary of the Corporation) to commence a Take-over Bid (other than a Permitted Bid or a Competing Permitted Bid);

or such later time as may be determined by the Board of Directors;

A Permitted Bid is defined in the Rights Agreement as a Take-over Bid which is deemed by the Board of Directors at any time to be a Permitted Bid, or which is made by means of a take-over bid circular and which also complies with the following additional provisions:

(i)

the Take-over Bid is made to all holders of Voting Shares as registered on the books of the Corporation, other than the Offeror;

(ii)

the Take-over Bid is an offer to acquire all of the Voting Shares other than those Beneficially Owned by the Offeror;

(iii)

the Take-over Bid contains, and the take-up and payment for securities tendered or deposited thereunder is subject to, an irrevocable and unqualified condition that no Voting Shares shall be taken up or paid for pursuant to the Take-over Bid prior to the close of business on the date which is not less than 60 days after the date of the Take-over Bid and only if at such date more than 50% of the Voting Shares held by Independent Shareholders shall have been deposited or tendered pursuant to the Take-over Bid and not withdrawn

(iv)

the Take-over Bid contains an irrevocable and unqualified provision that, unless the Take-over Bid is withdrawn, Voting Shares may be deposited pursuant to such Take-over Bid at any time during the period of time between the date of the Take-over Bid and the date on which Voting Shares may be taken up and paid for and that any Voting Shares deposited pursuant to the Take-over Bid may be withdrawn until taken up and paid for; and

(v)

the Take-over Bid contains an irrevocable and unqualified provision that if, on the date on which Voting Shares may be taken up and paid for, more than 50% of the Voting Shares held by Independent Shareholders shall have been deposited pursuant to the Take-over Bid and not withdrawn, the Offeror will make a public announcement of that fact and the Take-over Bid will remain open for deposits of Voting Shares for not less than 10 Business Days from the date of such public announcement;

If an Offeror successfully completes a Permitted Bid, the 2004 Rights Plan provides that the Rights will be redeemed at $0.00001 per Right.

Shareholders’ approval at a meeting is not required for a Permitted Bid.  Instead, shareholders of the Company will initially have 60 days to deposit their shares.  If more than 50% of the outstanding Common Shares of the Company (other than Common Shares Beneficially Owned by the Offeror on the date of the Take-over Bid) have been deposited and not withdrawn by the end of such 60-day period, the Permitted Bid must be extended for a further period of 10 days to allow initially disapproving shareholders to deposit their shares if they so choose.

If a potential Offeror does not wish to make a Permitted Bid, it can negotiate with, and obtain the prior approval of, the Board to make a bid by Take-over Bid circular on terms which the Board considers fair to all shareholders.  In such circumstances, the Board may waive the application of the 2004 Rights Plan to that transaction, thereby allowing such bid to proceed without dilution to the Offeror, and will be deemed to have waived the application of the 2004 Rights Plan to all other contemporaneous bids made by Take-over Bid circular.

Under the Rights Agreement, a Flip-in Event is any transaction or event in which any Person becomes an Acquiring Person.  Except as set out below, from and after the close of business on the eighth trading day following the Stock Acquisition Date,

(a)

any Rights Beneficially Owned by the Acquiring Person and affiliates, associates and transferees of the Acquiring Person or any person acting jointly or in concert with the Acquiring Person will become void; and

(b)

each Right (other than Rights which are void) will entitle the holder thereof to purchase Common Shares having a market price of $40 for $20.

Accordingly, a Flip-in Event that is not approved by the Board will result in significant dilution to an Acquiring Person.  The Board may at any time prior to the occurrence of a Flip-in Event, elect to redeem all of the outstanding Rights at a redemption price of $0.00001 per Right.

The Company may, from time to time supplement or amend the Rights Agreement to correct clerical or typographical errors or to maintain the enforceability of the Rights Agreement as a result of a change in law.

 (viii)

Tax Consequences of the 2004 Rights Plan

The following discussion is of a general nature only and is not intended to constitute nor should it be construed to constitute legal or tax advice to any particular shareholder.  Shareholders are advised to consult their own tax advisers regarding the consequences of acquiring, holding, exercising or otherwise disposing of their Rights, taking into account their own particular circumstances and applicable foreign, provincial, state and local tax laws.

Canadian Federal Income Tax Consequences

The Company will not include any amount in income for the purposes of the Income Tax Act (Canada) (the “Act”) as a result of the issue of the Rights.  A right to acquire additional shares of the Company granted to a common shareholder does not constitute a taxable benefit to the recipient that must be included in income or that is subject to non-resident withholding tax if all holders of Common Shares were granted the right.  Therefore, holders of Common Shares should not have an income inclusion or liability for non-resident withholding tax upon the issuance of the Rights.  In any event, the Company considers that the Rights will have a negligible monetary value because the Company is not aware of any acquisition or take-over offer which will give rise to a Flip-in Event and there is only a remote possibility that the Rights will be exercised.

Although a holder of a Right may have income or may be subject to non-resident withholding tax if the Rights become exercisable, are exercised or redeemed, the Company considers the likelihood of such an event occurring to be remote.

Eligibility for Investment for Canadian Tax-deferred Plans

The Rights are qualified investments under the Tax Act for registered retirement savings plans (“RRSPs”), registered retirement income funds (“RRIFs”), and deferred profit sharing plans (“DPSPs”), and will not constitute foreign property of any such plan or any other taxpayer subject to Part XI of the Act, provided that the Common Shares continue to be qualified investments that are not foreign property for such plans.

The issuance of the Rights will not affect the eligibility of the Common Shares on the Effective Date as investments for investors governed by certain Canadian federal and provincial legislation governing insurance companies, trust companies, loan companies and pension plans.

United States Federal Income Tax Consequences

As the possibility of the rights becoming exercisable is both remote and speculative, the adoption of the 2004 Rights Plan will not constitute the distribution of stock or property by the Company to its shareholders, an exchange of property or stock (either taxable or non-taxable), or any other event giving rise to the realization of gross income by any shareholder.  The holder of Rights may have taxable income if the Rights become exercisable or are exercised or sold.  In the event the Rights should become exercisable, as described above, shareholders should consult their own tax advisor concerning the consequences of acquiring, holding, exercising or disposing of their Rights.

(b)

NEW STOCK OPTION PLAN

At the Meeting to be held on June 15, 2004, members will be asked to consider, and if thought fit, approve an Ordinary Resolution ratifying and approving a New Stock Option Plan, dated for reference December 17, 2003 (the “2003 Plan”).

 (i)

Background

At an annual meeting held on June 24, 1997, the shareholders of the Company set the number of shares reserved for issuance under the Company’s existing stock option plan at 7,000,000 shares (the “1997 Plan”). During the seven years since that time, a total of 3,781,500 shares have been purchased and issued under the Plan, 2,854,000 are currently subject to outstanding options and only 364,500 remain available for the granting of new options under the 1997 Plan.  Therefore, the Directors of the Company are of the view that it is advisable to establish a new stock option plan in order that the Company may continue to provide senior executives, employees, directors and consultants of the Company with an incentive to promote the Company’s best interests.  If the proposed new 2003 Plan becomes effective, as of the date of the Meeting, the maximum number of shares that will be reserved, set aside and made available for issue under and in accordance with the 2003 Plan will be set at 6,000,000 shares not otherwise reserved for issuance in respect of options previously granted and outstanding under the 1997 Plan.

After giving effect to the new 2003 Plan, the total number of shares that will be reserved and available for new options under the 1997 Plan (364,500 shares) and the new 2003 Plan (6,000,000 shares), will be 6,364,500 shares, representing 6.5% of the currently issued and outstanding share capital.  The potential aggregate number of shares that may become issuable under the 1997 Plan and the proposed 2003 Plan, combined, would be 9,218,500, representing approximately 9.4% of the currently issued and outstanding share capital.

As with the 1997 Plan, the 2003 Plan provides that the maximum number of common shares which may be reserved for issuance to any one optionee pursuant to options granted under the 2003 Plan or any other share compensation arrangement may not exceed 5% of the common shares outstanding at the time of grant (on a non-diluted basis).  The 2003 Plan contains restrictions for insiders including that the maximum number of common shares that may be reserved for issuance to insiders of the Company under the 2003 Plan or any other share compensation arrangement is limited to 10% of the common shares outstanding at the time of the grant (on a non-diluted basis).  The Company will not provide financial assistance to participants under the 2003 Plan to facilitate the purchase of common shares.

The purpose of the 2003 Plan is to assist the Company in attracting, retaining, and motivating directors, officers, employees and consultants of the Company and of its subsidiaries, if any, and to closely align the personal interests of such directors, officers, employees and consultants with the interests of the Company and its shareholders.

(ii)

Text of Resolution

The text of the ordinary resolution approving the 2003 Plan is set out below:

“BE IT RESOLVED, as an ordinary resolution of the members of Aurizon Mines Ltd. (the “Company”), that:

1.

the Company’s new Stock Option Plan dated for reference December 17, 2003 is hereby ratified, approved, and confirmed; and

2.

any director or officer of the Company be, and is hereby authorized and directed, for and on behalf of and in the name of the Company, to do all such acts and things and to execute, whether under the corporate seal of the Company or otherwise, and deliver all such things and to execute, whether under the corporate seal of the Company or otherwise, and deliver all such documents and instruments as may be considered necessary or desirable to give effect to the foregoing.”

The 2003 Plan has been approved by the Board of Directors of the Company and has been conditionally approved by the Toronto Stock Exchange and the American Stock Exchange.  Implementation of the 2003 Plan is subject to ratification and approval by the shareholders of the Company.

(iii)

Director’s Recommendation

To pass, the resolution must be adopted by a majority of the votes cast by those present at the Meeting, in person or by proxy. The board of directors of the Company recommends that the shareholders vote in favour of the resolution to approve the 2003 Plan, as outlined above, and to authorize management of the Company to make such amendment to the 2003 Plan and any changes thereto in order to conform with any modifications as may be required by the Toronto and American stock exchanges.

Unless otherwise instructed, the persons whose names are printed on the enclosed form of proxy intend to vote at the meeting FOR the adoption of the ordinary resolution approving the 2003 Plan.

(c)

SHAREHOLDER APPROVAL TO THE ISSUANCE OF A NUMBER OF SHARES BY PRIVATE PLACEMENT THAT EQUALS 100% OF THE COMPANY’S ISSUED SHARE CAPITAL

(i)

Background

Aurizon is continuing both surface and underground exploration programs on the Casa Berardi property with the objective of completing an updated feasibility study in 2004 and engineering studies have been initiated to incorporate the results of the current programs.

The Company is continually investigating opportunities to raise financing to further explore and develop the Casa Berardi project and for general working capital.   As a result, the Company may undertake one or more financings over the next year and expects at least a portion of these to be structured as equity financing.

Under the rules of the Toronto Stock Exchange (“TSX”) the aggregate number of shares of a listed company which are issued or made subject to issuance (i.e. issuable under a share purchase warrant or option or other convertible security) by way of one or more private placement transactions during any particular six-month period may not exceed 25% of the number of shares outstanding (on a non-diluted basis) prior to giving effect to such transactions (the “TSX 25% Rule”), unless there has been shareholder approval of such transaction.  The American  Stock Exchange (“AMEX”) has a similar rule with respect to transactions that exceed 20% of the number of shares outstanding (the “AMEX Rule”).

The application of the TSX 25% Rule and the AMEX Rule may restrict the ability of the Company to raise funds by private placement of its securities.

Management of the Company considers it to be in the best interests of the Company to solicit private placement funds for the Casa Berardi project, exploration expenditures and working capital.  The TSX has a working practice that it will accept advance approval by shareholders in anticipation of private placements that may exceed the TSX 25% Rule, provided such private placements are completed within 12 months of the date such advance approval is given.

The Company’s issued and outstanding share capital is 97,412,619 Common Shares as at April 30, 2004, and the Company proposes that the maximum number of shares which either would be issued or made subject to issuance under one or more private placements in the twelve month period commencing on June 15, 2004, would not exceed 97,412,619 Common Shares, or 100% of the Company’s issued and outstanding shares as at April 30, 2004.

Any private placement proceeded with by the Company under the advance approval being sought at the Meeting will be subject to approval by the Directors of the Company and to the following additional restrictions:

(i)

it must be substantially with parties at arms-length to the Company;

(ii)

it cannot materially affect control of the Company;

(iii)

it must be completed within a twelve month period following the date the advance member approval is given; and

(iv)

it must comply with the private placement pricing rules of the TSX which currently require that the issue price per common share must not be lower than the closing market price of the Common shares on the TSX on the trading day prior to the date Notice of the private placement is given to the TSX (the “Market Price”) less the applicable discount, as follows:

Market Price	Maximum Discount
$0.50 or less	25%
$0.51 to $2.00	20%
Above $2.00	15%

(For these purposes, a private placement of unlisted convertible securities is deemed to be a private placement of the underlying listed securities at an issue price equal to the lowest possible price at which the securities are convertible by the holders thereof).

In all cases, the TSX retains the discretion to decide whether or not a particular placement is “substantially” at arms-length or will materially affect control, in which case specific member approval may be required.

(ii)

Text of Resolution

In anticipation that the Company may wish to enter into one or more private placements in the next 12 months that will result in it issuing and/or making issuable such number of its Common Shares, taking into account any shares that may be issued upon exercise of any warrants, options or other rights granted in connection with the private placements, that will exceed the TSX 25% Rule, the Company requests its members to pass an ordinary resolution in the following terms:

“BE IT RESOLVED, as an ordinary resolution of the members of Aurizon Mines Ltd. (the “Company”), that the issuance by the Company in one or more private placements during the twelve month period commencing June 15, 2004, of such number of securities as would result in the Company issuing or making issuable a number of Common Shares totaling up to 97,635,379 or 100% of the number of issued and outstanding Common Shares as at April 30, 2004, as more particularly described in and subject to the restrictions described in the Company’s Information Circular dated April 30, 2004, is hereby approved.”

An ordinary resolution requires the approval of a simple majority of the votes cast by those members of the Company who, being entitled to do so, vote in person or by proxy at the Meeting.

(iii)

Director’s Recommendation

The Directors of the Company believe the passing of the ordinary resolution is in the best interests of the Company and recommend that members vote in favour of the resolution.

In the event the resolution is not passed, the TSX will not approve any private placements that result in the issuance or possible issuance of a number of shares which exceed the TSX 25% Rule and the AMEX Rule, without specific shareholder approval.  Such restriction could impede the Company’s Casa Berardi project and its timely access to required funds on favourable terms.

The persons named as proxies in the enclosed form of proxy intend to cast the votes represented by proxy in favour of the proposed resolution unless the holder of Common Shares who has given such proxy has directed that the votes be otherwise cast.

(d)

OTHER MATTERS

Management of the Company is not aware of any matter to come before the Meeting other than as set forth in the notice of meeting.  If any other matter properly comes before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares represented thereby in accordance with their best judgment on such matter.

(e)

ADDITIONAL INFORMATION

Additional information relating to the Company is on SEDAR at www.sedar.com.  In addition, security holders may contact the Company to request copies of the Company’s financial statements and MD&A by contacting Investor Relations at: Tel:  (604) 687-6600; Fax:  (604) 687-3932; Email: info@aurizon.com; Web Site:  www.aurizon.com; Toll Free Can./U.S.:  1-888-411-GOLD.    Financial Information is provided in the Company’s comparative financial statements and MD&A for its most recently completed financial year.

DATED this 30th day of April, 2004.
BY ORDER OF THE BOARD

David P. Hall, Chairman,
President & Chief Executive Officer